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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE AT 4:30 P.M., EDT

A call-in press conference on the following release will be held at 5 P.M. EDT. The dial-in number is 800-633-8364.


                BELL ATLANTIC, NYNEX, AIRTOUCH AND U S WEST FORM
                    STRATEGIC NATIONAL WIRELESS PARTNERSHIP

     Venture to Speed New Level of Wireless Services to American Consumers

         NEW YORK, Oct. 20, 1994 - Bell Atlantic, NYNEX, AirTouch and U S WEST today announced that they have signed a definitive agreement to form a premier wireless partnership to provide nationally branded, innovative and easy-to-use wireless communications services.

         The venture has two elements. The first is a partnership formed to bid for licenses in the Federal Communications Commission's (FCC) upcoming PCS (personal communications services) auction and to roll out PCS services rapidly. A second partnership will develop a national branding and marketing strategy and a common "look and feel" for services for both cellular and PCS customers.

         The venture will provide the seamless service and standardized features customers want in their hometowns and as they travel around the country. In addition, the companies will be open to affiliations with other wireless providers throughout the U.S., making it easier for those providers to offer their customers the standardized services developed by the partnership.

         The new partnership will be a major player in the rapidly evolving wireless industry. Together, the four companies own cellular licenses in 15 of the top 20 cities, covering more than 100 million people. The four companies serve nearly four million cellular customers across the country.





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         "Our strategy from the beginning has been to make it simple for customers to decide how, when and where to communicate," said William C. Ferguson, chairman and CEO of NYNEX. "The structure of this new competitive business enables us to move quickly to provide customers with innovative wireless services and to adapt rapidly as regulation changes to allow NYNEX, Bell Atlantic and U S WEST to offer other new services."

         "This partnership will enable us to bring the benefits of wireless communications to customers throughout the U.S. faster and more efficiently," said Sam Ginn, chairman and CEO of AirTouch Communications. "The partners' existing cellular companies already have developed a strong set of skills. Through the new PCS partnership, we can build upon this impressive experience and create a truly nationwide capability."

         "We all believe that the information industry of the future will be driven by companies with a national and global presence that can speed services to customers anytime, anywhere," said Raymond W. Smith, chairman and CEO of Bell Atlantic. "We will create the highest quality seamless service available and bring a new level of competition to the wireless market."

         "All of us share a similar vision of the 'wireless future.' Our companies have strong track records in product innovation, customer focus and wireless technology. That adds up to a very effective vehicle to give customers across the country new and expanded customer-friendly wireless features and services. It also reflects our philosophy of joining with strategic partners where it makes sense and best meets customer needs," said Richard D. McCormick, chairman and chief executive officer, U S WEST, Inc.

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         Under the partnership, the PCS entity intends to bid vigorously for radio spectrum in upcoming FCC PCS auctions. These PCS licenses will complement the existing cellular franchises of Bell Atlantic, NYNEX, AirTouch, and U S WEST to build a national "footprint." This entity will be governed by a board made up of three members from the Bell Atlantic/NYNEX partnership and three from the AirTouch/U S WEST joint venture.

         The second element of the partnership will provide services for the existing cellular businesses of the four partners and for the newly acquired PCS properties owned by the partnership. This organization will develop technical and service standards for its wireless properties, adopt a national brand and marketing strategy, develop information technology and create a national distribution strategy. In addition, it will make these standards available to other PCS providers across the country.

         This entity will be governed by a board made up of three members from the Bell Atlantic/NYNEX partnership, three from the AirTouch/U S WEST joint venture and one independent board member.

         The cellular properties of Bell Atlantic/NYNEX will not be merged with AirTouch/U S West. These properties will be managed and owned as separate entities. AirTouch will continue to have the freedom to provide interLATA wireless services, free of the constraints of the Consent Decree that broke up the Bell system. Bell Atlantic, NYNEX and U S WEST remain subject to these constraints and cannot offer wireless interLATA services.

  In June, Bell Atlantic and NYNEX announced that they would merge their cellular wireless businesses, covering 55 million potential customers along the East Coast and in the Southwest. This territory includes New
York City, which has the single largest concentration of wireless customers in the country.


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         In July, AirTouch and U S WEST announced that they would coordinate their domestic cellular assets to achieve economies of scale and create a regional footprint. They intend to merge their businesses in the next several years. This cellular partnership will be 70 percent owned by AirTouch and 30 percent owned by U S WEST. Their PCS partnership will be equally owned by AirTouch and U S WEST. Their cellular properties cover more than 53 million potential customers in the western half of the U.S. The joint venture also includes the Atlanta area and several Midwest markets in Michigan and Ohio.

                                      ###

Contacts:

AirTouch         (NYSE:  ATI)              (510) 210-3910

Bell Atlantic    (NYSE:  BEL)              (703) 974-1720

NYNEX            (NYSE:  NYN)              (800) 871-2424

U S WEST         (NYSE:  USW)              (303) 793-6355

A video news release will be available.

Feed times:      4:300-5p.m. EDT and 5-5:30 p.m. EDT
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